Exhibit 23.6

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 2016 with respect to the combined financial statements of the Sunoco Retail Businesses as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, included in the Current Report on Form 8-K dated March 30, 2016 of Sunoco LP, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

March 30, 2016